                      Counterpart to the Purchase Agreement

      In satisfaction of the requirement of Section 8(x) of the Purchase
Agreement (as defined below) and for the benefit of the Initial Purchaser thereunder, the undersigned hereby makes all of the representations and warranties, and assumes and is bound by all of the agreements and other obligations, of the Guarantors under the Purchase Agreement, dated February 6,
2004, between Ormat Funding Corp., the other Guarantors and the Initial
Purchaser (as defined therein).

Date: February 13, 2004                 STEAMBOAT DEVELOPMENT CORP.

                                        By: /s/ Connie Stechman
                                            -------------------------------
                                            Name:  Connie Stechman
                                            Title: Assistant Secretary